Administrative Regulations for the
Executive Management Annual Incentive Compensation Program
under the United States Steel Corporation 2010 Annual Incentive Compensation Plan
As amended by the Compensation & Organization Committee on January 27, 2014

1.
Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Annual Incentive Compensation Program (the “Program”) under and pursuant to the authority provided in the Board of Directors’ April 27, 2010 delegation to the Committee and Section 3 of the United States Steel Corporation 2010 Annual Incentive Compensation Plan (the “Plan”).

A.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

B.	Compensation consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2.
Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee, in the case of Covered Employees, or, in the case of other management employees, upon designation by Senior Officers (“Participants”).

A.
Executive Management. All Executive Management employees of USS, its subsidiaries and affiliates designated via written notice as participants by the Committee are eligible to participate (“Eligible Employees” or “Participants”).

B.
New Participants. A Participant who was not a Participant on the first day of the Performance Period may, subject to the Committee’s discretion, become a Participant during the Performance Period participating on a pro rata basis for the remaining portion of the period in which such Participant first becomes eligible to participate but shall be ineligible to participate in this Program for any portion of a year during which the Participant participates in any other cash incentive or bonus plan or program; provided, however, that a Covered Employee (as defined in Section 162(m) of the Internal Revenue Code) may so participate only if he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

C.
Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant's employment at any time.

3.	Performance Period.

A.	Calendar year. Unless otherwise determined by the Committee at the commencement of each Performance Period, each such Performance Period shall be a calendar year.

4.	Award Pool.

A.
Amount of the Total Award Pool. The amount of the total award pool (the “Total Award Pool”) shall be established by the Committee, considering the Individual Incentive Targets, during the first 90 days of the Performance Period. The funding of the Total Award Pool will be dependent on the achievement of the Funding Goal, which shall also be established by the Committee during the first 90 days of the Performance Period in conformance with Section 162(m) of the Internal Revenue Code. Unless otherwise determined by the Committee, the Funding Goal shall be a level of Shipment Tons as defined in Section 5 below.

B.
Funding the Pool. If the Funding Goal is achieved, the Total Award Pool will be funded at the level established by the Committee with respect to the degree of attainment of the Funding Goal. The actual award paid to each Participant from the Total Award Pool will be determined by reference to the Individual Incentive Target, and by applying the Incentive Award Calculation Formula, as described below, for each Participant; provided further that any forfeitures or reductions, whether through exercise of downward discretion or otherwise, shall not be permitted to result in any increase in the amount of any Individual Incentive Target or Incentive Award payable to any other Participant.

Should the Company fail to meet the Funding Goal, the Total Award Pool shall not be funded and no awards shall be made under the Plan for the Performance Period.

5.	Performance Goal Setting.

A.
Corporate Performance Goals. The Corporate Performance Goals for the Performance Period shall be the targets assigned to each of the Corporate performance measures, which shall be set by the Committee during the first 90 days of the Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Corporate performance measures will be the following objective measures:

(1)
Segment Income and Total Income. Segment Income shall mean, for the Performance Period, income from operations (including minority interests) for each business unit (reportable segments and other businesses). Total

Income shall mean, for the Performance Period, total consolidated income from operations (including minority interests).

Income from operations (including minority interests) for each business unit (reportable segment) and in total shall mean segment income (loss) and total income (loss) from operations as reported in the notes to the consolidated financial statements of United States Steel Corporation for the Performance Period.

(2)
Cash Flow. Cash Flow shall mean, for the Performance Period, earnings before interest, taxes, depreciation, depletion, and amortization (EBITDA) for consolidated worldwide operations (including minority interests), less consolidated worldwide capital spending and net investments in affiliates, plus the change in consolidated worldwide restricted cash.

EBITDA for consolidated worldwide operations (including minority interests) shall mean income from operations as reported in the consolidated statements of operations of United States Steel Corporation, plus or minus the effect of items not allocated to segments (excluding postretirement benefit expenses) as disclosed in the notes to the consolidated financial statements of United States Steel Corporation, plus depreciation, depletion and amortization as reported in the consolidated statements of cash flows of United States Steel Corporation.

Consolidated worldwide capital spending, net investments in affiliates, and change in consolidated worldwide restricted cash shall mean those amounts reported on the consolidated statements of cash flows of United States Steel Corporation.

(3)
Shipment Tons. Shipment Tons shall mean the number of worldwide net tons of steel products shipped for the Performance Period, determined consistently with external reporting practices. It is intended that the target for this measure and its related performance calculation be consistent with the target and performance calculations for Segment Income, Total Income and Cash Flow, including the Business Plan Target Segment Income, Total Income and Cash Flow, such that, to the extent an asset is excluded for any reason from the target calculation for Business Plan Target Segment Income, Total Income and Cash Flow, the corresponding shipment tons, if any, are to be excluded from the Shipment Tons target and performance calculations, and, if an asset is included in the target calculation for the Business Plan Target Segment Income, Total Income and Cash Flow, the corresponding shipment tons, if any, are to be included in the Shipment Tons target and performance calculations. Subject to the foregoing, this performance measure is to be adjusted in accordance with relevant provisions of Section 5.B.(3)(a) of these Regulations.

(4)
Safety Performance. Safety Performance, for target and actual performance purposes, shall mean the number of serious injury cases occurring during the Performance Period involving the represented and non-represented employees at the properties and operations of United States Steel Corporation and its subsidiaries as contemplated by the targets set by the Committee at the beginning of the Performance Period. A serious injury case shall mean a work-related injury that prevents an employee from returning to work for 31 or more calendar days, or an employee work-related fatality. Whether an employee injury or fatality is “work-related,” or not, will be determined by the Corporation’s top safety officer consistent with OSHA guidelines.

B.	Adjustments.

(1)
Adjustment to Segment Income, Total Income and Cash Flow Performance Goals. The following adjustment provisions shall apply to the Segment Income, Total Income and to the Cash Flow performance calculations (to the extent included in such amount):

(a)
exclude the gain or loss related to a business disposition or divestiture (whether or not completed during the Performance Period) and all amounts related to a permanent facility shutdown/closure, and assume that the business achieved (for the time period following such disposition, divestiture or shutdown/closure) the performance level included in the Business Plan Target Segment Income, Total Income or Business Plan Target Cash Flow (as defined below);

(b)	exclude the gain or loss related to an asset sale not made in the ordinary course of business;

(c)	exclude all amounts related to long-lived asset impairments;

(d)	exclude all amounts related to an acquisition or startup (defined as the startup of a previously closed facility or the startup of a new facility);

(e)	exclude all amounts related to workforce reductions and other restructuring charges;

(f)	except for retiree benefits, exclude amounts not allocated to segments; and

(g)	exclude all amounts related to changes in accounting standards and changes in law that affect reported results;

provided, however, none of the above adjustments shall be made to the Segment Income, Total Income or Cash Flow calculations to the extent the events or occurrences relating to the adjustments are recognized and/or contemplated in the Corporation’s Business Plan Target Segment Income, Total Income or Business Plan Target Cash Flow, as approved by the Committee within the first 90 days of the year represented by the relevant Performance Period;

provided, further, no adjustment pursuant to any adjustment category, identified as (a) through (g), above, shall be made to the Segment Income, Total Income or Cash Flow calculations to the extent the total adjustment for such category is less than $10 million;

provided, further, all the above adjustments shall be calculated in accordance with generally accepted accounting principles at the time of calculation to the extent the nature of the adjustment is addressed therein;

provided, further, none of the above adjustments shall be made to the Segment Income, Total Income or Cash Flow calculations to the extent the relevant data is not available;

provided, further, the Segment Income, Total Income and Cash Flow calculations, including all adjustments thereto, shall be determined at the time the Committee makes its award decisions and in accordance with the reporting requirements applicable to the Corporation’s reports on Forms 10-K and 10-Q; and

provided, further, the above adjustments shall not limit the Committee’s authority to exercise additional downward discretion in calculating any related award.

(2)
Adjustments between Segments. Adjustments to the actual Segment Income results shall be made for the purposes of measuring the achievement of Performance Goals in the event that business decisions are made during the year that are not anticipated in the Business Plan Target Segment Income and that disadvantage the results of one business Segment in favor of another Segment for the benefit of overall Corporate objectives. The amount of the adjustment will be equal to the impact on the Segment recognizing the detriment;

provided, however, no adjustment shall be made to the Segment Income calculation to the extent the total adjustment related to the business decision is less than $5 million;

provided, further, the positive adjustment to the reporting Segment which recognized the detriment in the actual results due to the business decision shall be offset by a corresponding negative adjustment to the reporting Segment which recognized the benefit;

provided, further, all adjustment between Segments will be determined by the Vice President & Controller and will be reported to the Committee at the time final performance results are approved; and

provided, further, the adjustments between Segments shall not limit the Committee’s authority to exercise additional downward discretion in calculating any related award.

(3)
Adjustments to Shipment Tons Performance Goal. Consistent with Section 5.B.(1) hereof, all adjustments to the Funding Goal performance measure, whether identified in this section or not, are conditioned upon the requirement that such adjustments can be accomplished in conformance with Section 162(m) of the Internal Revenue Code.

(a)	Shipment Tons
Consistent with the adjustment provisions for Segment Income, Total Income and Cash Flow, intending that operating performance shall track with financial performance for the operating assets, the Shipment Tons performance measure shall be adjusted:

i.
in the event of an acquisition or startup (as defined in Section 5.B.(1).(d)) to exclude from the target and from the related performance calculation, all shipment tons, to the extent all relevant data is available, relating to such business or production facility for the Performance Period during which the acquisition or startup occurs:

ii.
in the case of a business disposition, divestiture, or permanent facility shutdown/closure, the Shipment Tons performance calculation shall be adjusted, to the extent all relevant data is available, to assume that the business achieved (for the time period following such disposition, divestiture or shutdown/closure) the shipment performance level contemplated in the Business Plan Target Segment Income, Total Income and Cash Flow;

provided, however, that the foregoing adjustments will not pertain to the Shipment Tons performance measure to the extent and for the period such acquisition, startup, disposition, divestiture, or permanent facility shutdown/closure is recognized and/or contemplated in the shipment tons making up the Business Plan Target Segment Income, Total Income and Cash Flow.

C.
Setting of Individual Incentive Targets and Payout Scales. The Individual Incentive Target, defined as a percent of base salary (expressed for the Participant, grade level and/or position), and the Payout Scales for all levels of Performance Goals shall be set by the Committee during the first 90 days of each Performance Period, except that the Individual Incentive Target for an employee who becomes a new Participant under Section 2.B. of these Regulations after the first 90 days of the Performance Period shall be established when the new Participant first becomes eligible to participate in this Program. The Individual Incentive Target shall be calculated by reference to the Participant’s highest base salary in each grade level and/or position during the relevant portions of the Performance Period. The Payout Scale applied to all Performance Goals based on the actual performance achieved will determine the payout percent applied in the Incentive Award Calculation Formula under section 6, subject to negative adjustment by the Committee in its discretion and to the fixed maximum amount set forth in the Plan.

D.
Assignment of Segment Income Performance Goal to Participants. The Committee shall assign to each Participant a Segment Income Performance Goal representing the reportable segment’s performance for which the Participant is responsible for driving. Participants who are “corporate staff” executives responsible for multiple segments shall be assigned a Weighted Segment Income Performance Goal, which shall be determined by the Committee and reflect a relative weighting of the segments for which the Participant is responsible. Certain Participants (i.e. the Chief Executive Officer) may be assigned a Total Income Performance Goal.

Should a Participant’s responsibilities change during the Performance Period with respect to the segments that are supported, the Committee shall assign the established Segment, Weighted Segment, or Total Income Performance Goal to apply for the portion of the Performance Period related to the period for which the new responsibilities are effective.

E.
Individual Performance. Individual Performance relative to individual performance goals as specified in the Participant’s goal plan for the Performance Period will be assessed for each Participant by the Chief Executive Officer with input from the Participant’s direct manager following the end of the Performance Period. The Chief Executive Officer’s Individual Performance will be assessed by Committee with input from the full Board of Directors. The Individual Performance assessment may impact the Participant’s award payout as set forth under the Incentive Award Calculation Formula. The assessment shall be quantified as a percentage between 50% (representing individual performance at a level of “needs improvement”) and 130% (representing individual performance at a level of “far exceeds expectations”), with 100% representing a level of “meets expectations”. The assessment of Individual Performance does not preclude the Committee from exercising downward discretion and/or determining that no award should be paid to a Participant for a Performance Period.

6.	Incentive Award Calculation Formula.

A.	Relative weighting. Unless otherwise determined by the Committee when establishing the Performance Goals, the relative weighting assigned to each of the performance measures shall be as follows:

(1)	Segment Income/Total Income. Segment Income/Total Income shall be weighted at 60% of the Total Corporate Payout Percent.

(2)	Cash Flow. Cash Flow shall be weighted at 40% of the Total Corporate Payout Percent.

(3)
Individual Performance. Individual Performance shall be applied as a modifier to the Total Corporate Payout Percent, which is the sum of the weighted Segment Income/Total Income and Cash Flow payout percentages.

(4)	Safety. Safety shall add 5% of the Individual Incentive Target value if the Safety goal is met. If the Safety goal is not met, there shall be no impact to the award calculation.

B.
Calculated award. The calculated award for each Participant shall be determined by adding the product of the Individual Incentive Target and the Total Corporate Payout Percent, modified for Individual Performance, to the product of the Individual Incentive Target and the Safety payout percent, as illustrated below:

(Individual Incentive Target x Total Corporate Payout Percent x Individual Performance modifier) + (Individual Incentive Target x Safety Performance)

C.
Maximum award level. The maximum award level shall be 233% of the Individual Incentive Target value with achievement of the highest level of performance for the Segment Income, Total Income, Cash Flow, Individual Performance, and Safety Goals, further subject to the individual per‑employee maximum set forth in the Plan.

7.	Performance Measurement Mechanics.

A.	Payout determination.

(1)
Evaluation. The Committee shall evaluate actual Corporate performance against the Corporate Performance Goals for the Performance Period during the first 60 days following the end of the relevant Performance Period.

(2)	Calculation.

(a)	Rounding Performance Calculations. The calculation of actual performance for each performance measure shall be rounded to the nearest decimal place consistent with the number of decimal places approved by the Committee at the time it set the relevant target, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(b)
Interpolation. Interpolation will be used to determine an Incentive Award for performance that correlates to performance between the pre-determined Segment Income, Total Income and Cash Flow Performance Goals. The interpolated payout percentages for Segment Income, Total Income and Cash Flow shall be rounded independently to the nearest whole percentage point, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(c)	Maximum award. No one Participant may receive more than $7 million in Incentive Awards for any one calendar year under this Program.

(d)
Adjustments. At the commencement of each Performance Period, the Committee may also determine that unusual items or certain specified events or occurrences will be excluded from, or considered in connection with, any or all of the calculations for such Performance Period; provided, however, that all such adjustments must satisfy the requirements of Section 162(m) of the Internal Revenue Code.

(3)
Negative discretion. The Committee retains negative discretion to reduce any and all Incentive Awards to amounts below the amounts that would be payable as a result of performance measured against the Performance Goals, provided that any exercise of downward discretion shall not be permitted to result in any increase in the amount of any Individual Incentive Target or Incentive Award payable to any other Participant. The Committee may not increase Incentive Awards above the amount payable as a result of performance measured against the Performance Goals.

B.	Form of Payout.

(1)
Cash and/or Common Stock. The Committee may determine to pay the awards in the form of cash or common stock, or any combination thereof, which determination may be made on a non-uniform basis among Participants.

(2)
Common Stock Awards. The determination to pay awards in the form of common stock shall be a determination to satisfy the award through shares available under the 2005 Stock Incentive Plan (or any successor plan thereto), subject to the terms and conditions of such plan, and provided that the performance period under this Program shall also count toward any minimum performance period required for an unrestricted grant of shares under such plan.

(3)
Award Unit Determination Procedure. If the Committee determines to pay all or a portion of an award in the form of common stock, the value of such award, or portion thereof, under this Program shall be converted into a number of shares of common stock by dividing (i) the value of such award, or portion thereof, by (ii) the Common Stock Unit Value, which is to be determined as follows:

(a)
Common Stock Unit Value. The Common Stock Unit Value shall be equal to the Fair Market Value (as defined in the 2005 Stock Incentive Plan, or any successor plan thereto) of a share of common stock on the date of award (Date of Award). The Date of Award shall be established prospectively by the Committee at the time it determines the award, with the goal of setting the date close in proximity to the related payroll processing date for awards under the Plan. Unless otherwise established by the Committee, the Date of Award shall be the day prior to the date the Corporation files its report on Form 10-K with the Securities and Exchange Commission for the period ending on the last date of the relevant Performance Period.

(4)
Netting of Common Stock Shares. To the extent permitted under the 2005 Stock Incentive Plan and unless otherwise determined by the Committee or an election with respect to a different medium of payment is offered to and elected by a Participant in accordance with procedures approved by the Company, the shares of common stock delivered in connection with any common stock award under this Program shall be net of any tax withholding obligation.

8.
Timing of Payments. Unless otherwise determined by the Committee in its discretion, payment of Annual Incentive Compensation, if any, under this Program with respect to any Performance Period will be paid, following the Committee’s determination of such Incentive Award, within 5 business days following the date the Corporation files its report on Form 10-K with the Securities and Exchange Commission for the period ending on the last date of relevant Performance Period; provided, however, the payment of any such award shall be paid on or before March 15 of the year following the end of the relevant calendar year Performance Period and as provided in Section 6 of the Plan.

9.	Termination of Employment. The following provisions apply in the case of a Participant’s termination of employment during the Performance Period:

A.	Retirement, Death, or Disability. Following a Participant’s Retirement, Death or Disability, a prorated value of such Participant’s target Award may be awarded by the Committee based upon the number of complete months worked during the Performance Period; provided that (i) such Award is calculated and delivered following the relevant Performance Period in accordance with the terms of the Plan, (ii) the relevant Performance Goals are achieved, (iii) the Participant is employed for at least six (6) months during the Performance Period and (iv) the Committee retains its negative discretion with respect to such awards.

(1)
Retirement. Retirement shall mean, for all purposes under the Program, the applicable Participant’s termination of employment that constitutes a separation from service under Section 409A of the Code after having satisfied the age, service and/or other requirements necessary to commence an immediate pension under either: (i) the applicable defined benefit pension plan for the Participant’s home country, regardless of whether the Participant is a participant in such pension plan, or (ii) in the case of a home country for which there is no applicable defined benefit plan, the applicable local law or regulation; provided, however, such term does not include, unless the Committee consents with knowledge of the specific facts, retirement under circumstances in which the Participant accepts employment with a company that owns, or is owned by, a business that competes with the Corporation, or its Subsidiaries or affiliates. Further, to the extent necessary under applicable local law, Retirement may have such other meaning adopted by the Committee and set forth in the applicable Award notice.

(2)	Disability. Disability shall be as defined in the Plan.

B.	Resignation, Early Retirement and Other Termination. Following a Participant’s Resignation, Early Retirement or other termination, all pending Incentive Awards are forfeited.

(1)	Early Retirement. Early Retirement shall mean a retirement other than a Retirement.

10.
Forfeiture and Repayment. The Committee may determine that an Incentive Award shall be forfeited and/or any value received from the Incentive Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time of the Incentive Award.